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                                  EXHIBIT 99.8

       Form of Exercise Notice for Shares and Restricted Stock Agreement.


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                          GRAND JUNCTION NETWORKS, INC.
                                 1992 STOCK PLAN

                 EXERCISE NOTICE FOR SHARES AND RESTRICTED STOCK
                                    AGREEMENT

Grand Junction Networks, Inc.
47281 Bayside Parkway
Fremont, CA 94538

Attention: Secretary

         1. Exercise of Option. Effective as of today, _______________, 19__, the undersigned ("Optionee") hereby elects to exercise Optionee's option to purchase ________________ shares of the Common Stock (the "Shares") of GRAND JUNCTION NETWORKS, INC. (the "Company") under and pursuant to the Company's 1992 Stock Plan, as amended (the "Plan") and the Notice of Grant and [ ] Incentive [ ] Nonstatutory Stock Option Agreement dated ______________, 19__ (together, the "Option"). Of these Shares, Optionee has elected to purchase _________________ of those Shares which have become vested under the Vesting Schedule set out in the Notice of Grant (the "Vested Shares") and __________________ Shares which have not yet vested under such schedule (the "Unvested Shares"). The Purchase Price for the Shares shall be $_______________, as set out in the Notice of Grant.

         2. Representations of Optionee. Optionee acknowledges that Optionee has received, read and understood the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions. Optionee represents that Optionee is purchasing the Shares for Optionee's own account for investment and not with a view to, or for sale in connection with, a distribution of any of such Shares.

         3. Company's Repurchase Option. The Company or its assignee(s) shall have the option to repurchase all, but not less than all, of the Unvested Shares on the terms and conditions set forth in this section (the "Repurchase Option") if the Optionee should cease to be employed by the Company for any reason or no reason, including without limitation death, disability, voluntary resignation or termination by the Company with or without cause.

            (a) Right of Termination Unaffected. Nothing in this Agreement shall be construed to limit or otherwise affect in any manner whatsoever the right or power of the Company to terminate Optionee's employment at any time for any reason or no reason, with or without cause. Optionee shall be considered to be employed by the Company if Optionee is an officer, director or full-time employee of the Company or


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any Parent or Subsidiary of the Company (as defined in the Plan) or if the Board of Directors determines that Optionee is rendering substantial services as a part-time employee, consultant or independent contractor to the Company or any Parent or Subsidiary of the Company (as defined in the Plan). In case of any dispute, the Board of Directors of the Company shall have discretion to determine (i) whether Optionee has ceased to be employed by the Company and (ii) the date on which the employment relationship ceases (the "Termination Date").

            (b) Exercise of Repurchase Option. At any time within sixty (60) days after Optionee's Termination Date, the Company or its assignee(s) may elect to repurchase the Unvested Shares purchased pursuant to the Option Agreement by giving Optionee (or Optionee's personal representative as the case may be) written notice of exercise of the Repurchase Option.

                (i) Repurchase Price. The Company or its assignee(s) shall have the option to repurchase from Optionee all, but not less than all, of the Unvested Shares (or from Optionee's personal representative as the case may be) at the Exercise Price (as defined in the Option Agreement), as such price may be adjusted from time to time to reflect any subsequent stock dividend, stock split, reverse stock split or recapitalization of the Company (the "Repurchase Price").

               (ii) Payment of Repurchase Price. The Repurchase Price shall be payable, at the option of the Company or its assignee(s), by check or by cancellation of all or a portion of any outstanding indebtedness of Optionee to the Company (or, in the case of repurchase by an assignee, to the assignee) or any combination thereof. The Repurchase Price shall be paid without interest within 60 days after the Termination Date.

              (iii) Lapse of Repurchase Price. All Unvested Shares held by the Optionee shall be released from the Company's Repurchase Option and cease to be Unvested Shares according to the Vesting Schedule set out in the Notice of Grant.

         4. Escrow. As security for the faithful performance of this Agreement, Optionee agrees, immediately upon receipt of the certificate(s) evidencing the Unvested Shares, to deliver such certificate(s), together with a stock power in the form of Attachment 1 attached hereto, executed by Optionee and by Optionee's spouse, if any (with the date and number of Shares left blank), to the Secretary of the Company or its designee ("Escrow Holder") who is hereby appointed to hold such certificate(s) and stock power in escrow and to take all such actions and to effectuate all such transfers and/or releases of such Shares as are in accordance with the terms of this Agreement. Such appointment shall be evidenced by an executed form of Joint Escrow Instructions, attached hereto as Attachment
2. Optionee and the Company agree that Escrow Holder shall not be liable to any party to this Agreement (or to any other party) for any actions or omissions unless Escrow Holder is grossly negligent relative thereto. The Escrow

                                       2.
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Holder may rely upon any letter, notice or other document executed by any signature purported to be genuine and may rely on advice of counsel and obey any order of any court with respect to the transactions contemplated herein. The Shares shall be released from escrow upon termination of the Repurchase Option; provided, however, that such release shall not affect the rights of the Company with respect to any pledge of Shares to the Company.

         5. Rights as Stockholder. Subject to the terms and conditions of this Agreement, Optionee shall have all of the rights of a stockholder of the Company with respect to the Shares from and after the date that Optionee delivers full payment of the Exercise Price until such time as Optionee disposes of the Shares or the Company and/or its assignee(s) exercises the Repurchase Option hereunder. Upon such exercise, Optionee shall have no further rights as a holder of the Shares so purchased except the right to receive payment for the Shares so purchased in accordance with the provisions of this Agreement, and Optionee shall forthwith cause the certificate(s) evidencing the Shares so purchased to be surrendered to the Company for transfer or cancellation.

         6. Tax Consequences.

            (a) Tax Consultation. Optionee understands that Optionee may suffer adverse tax consequences as a result of Optionee's purchase or disposition of the Shares. Optionee represents that Optionee has consulted with any tax consultants Optionee deems advisable in connection with the purchase or disposition of the Shares and that Optionee is not relying on the Company for any tax advice.

            (b) Section 83(b) Election For Nonstatutory Stock Options. Optionee hereby acknowledges that Optionee has been informed that, with respect to the exercise of any nonstatutory stock option, unless an election is filed by the Optionee with the Internal Revenue Service and, if necessary, the proper state taxing authorities, within thirty (30) days of the purchase of the Shares, electing pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (and similar state tax provisions if applicable) to be taxed currently on any difference between the purchase price of the Shares and their fair market value on the date of purchase, there will be a recognition of taxable income to the Optionee, measured by the excess, if any, of the fair market value of the Shares, at the time the Company's Repurchase Option lapses over the purchase price for such Shares. Optionee represents that Optionee has consulted any tax consultant(s) Optionee deems advisable in connection with the purchase of the Shares or the filing of the Election under Section 83(b) and similar tax provisions. A form of Election Under Section 83(b) is attached hereto as Attachment 3 for reference. OPTIONEE HEREBY ASSUMES ALL RESPONSIBILITY FOR FILING SUCH ELECTION AND PAYING ANY TAXES RESULTING FROM SUCH ELECTION OR THE LAPSE OF THE REPURCHASE RESTRICTIONS ON THE SHARES.


                                       3.


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            (c) Section 83(b) Election For Alternative Minimum Tax for Incentive
Stock Options. Optionee hereby acknowledges that Optionee has been informed that, with respect to the exercise of any incentive stock option, unless an election is filed by the Optionee with the Internal Revenue Service within thirty (30) days of the purchase of the Shares, electing pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (and similar state tax provisions if applicable) to be taxed currently for alternative minimum tax purposes on any difference between the purchase price of the Shares and their fair market value on the date of purchase, the Optionee will be required to include (for alternative minimum tax purposes only) an amount equal to the excess, if any, of the fair market value of the Shares, at the time the Company's Repurchase Option lapses over the purchase price for such Shares. Optionee represents that Optionee has consulted any tax consultant(s) Optionee deems advisable in connection with the purchase of the Shares or the filing of the Election for alternative minimum tax purposes under Section 83(b) and similar tax provisions. A form of Election Under Section 83(b) is attached hereto as Attachment 3A for reference. OPTIONEE HEREBY ASSUMES ALL
RESPONSIBILITY FOR FILING SUCH ELECTION AND PAYING ANY TAXES RESULTING FROM SUCH ELECTION OR THE LAPSE OF THE REPURCHASE RESTRICTIONS ON THE SHARES.

         7. Restrictive Legend and Stop-Transfer Orders.

            (a) Legend. Optionee understands and agrees that the Company may cause the legend set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Shares together with any other legends that may be required by state or federal securities laws:

            THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND A RIGHT OF REPURCHASE OPTION HELD BY THE ISSUER OR ITS ASSIGNEE(S) AS SET FORTH IN THE EXERCISE NOTICE AND RESTRICTED STOCK AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER.

                (i) Stop-Transfer Notices. Optionee agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate "stop transfer" instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

               (ii) Refusal to Transfer. The Company shall not be required (A) to transfer on its books any Unvested Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (B) to


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treat as owner of such Unvested Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Unvested Shares shall have been so transferred.

         8. Market Standoff Agreement. Optionee hereby agrees that if so requested by the Company or any representative of the underwriters in connection with any registration of the offering of any securities of the Company under the 1933 Act, Optionee shall not sell or otherwise transfer any Shares or other securities of the Company during the one hundred eighty (180) day period following the effective date of a registration statement of the Company filed under the 1933 Act; provided, however, that such restriction shall only apply to the first two registration statements of the Company to become effective under the 1933 Act which include securities to be sold on behalf of the Company to the public in an underwritten public offering under the 1933 Act. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such one hundred eighty (180) day period.

         9. Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Optionee and his or her heirs, executors, administrators, successors and assigns.

         10. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Optionee or by the Company forthwith to the Company's Board of Directors or the committee thereof that administers the Plan, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Board or committee shall be final and binding on the Company and on Optionee.

         11. Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of California, excluding that body of law pertaining to conflicts of law. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

         12. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States mail by certified mail, with postage and fees prepaid, addressed to the other party at its address as shown below beneath its signature, or to such other address as such party may designate in writing from time to time to the other party.

         13. Further Instruments. The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.


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         14. Delivery of Payment. Optionee herewith delivers to the Company the full Exercise Price for the Shares.

         15. Entire Agreement. The Plan and Notice of Grant/Option Agreement are incorporated herein by reference. This Agreement, the Plan and the Notice of Grant/Option Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and is governed by California law except for that body of law pertaining to conflict of laws.

                                            Submitted by:

                                            OPTIONEE:



                                            _____________________________
                                            (Signature)

                                  Address:  _____________________________
                                            _____________________________
                                            _____________________________


                                            Accepted by:

                                            GRAND JUNCTION NETWORKS, INC.


                                            By: _________________________

                                            Its: ________________________

                                  Address:  47281 Bayside Parkway
                                            Fremont, CA  94538


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